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                                             Exhibit B1


NEES ENERGY, INC.
Statement of Income and Accumulated Deficit (Thousands of Dollars) For the Quarter Ended June 30, 1997
(Unaudited, Subject to Adjustment)


INCOME

  Equity in income/(loss) of AllEnergy
    Marketing Co., L.L.C.                            $(1,745)
                                                     =======


EXPENSES

  Other operating expenses                                44
  Income tax                                            (626)
                                                     -------
  Total operating expenses                              (582)
                                                     -------

Net income/(loss)                                     (1,163)

Accumulated deficit at beginning of period            (2,357)
                                                     -------
Accumulated deficit at end of period                 $(3,520)
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